Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2021 Second Quarter Results

Second quarter highlights:

  Net income of $13.4 million, a 433.1% increase from $2.5 million in same quarter prior year
  Net income per diluted share of $1.96, a 538.0% increase from $0.31 per share in same quarter prior year
  Loans outstanding of $1.11 billion, a 3.9% increase from first quarter and 12.9% decrease from same quarter prior year
  Total revenues of $124.4 million, a 0.5% increase from first quarter and 12.1% decrease same quarter prior year
  Significant decrease in accounts 61 days or more past due from first quarter and same quarter prior year

GREENVILLE, S.C.--(BUSINESS WIRE)--October 22, 2020--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2020.

Portfolio results

Second quarter of fiscal 2021 results and loan volumes continued to be impacted by the spread of COVID-19 and its related effects, including school and business closures and stay-at-home orders across many states in which we operate. Gross loans outstanding decreased to $1.11 billion as of September 30, 2020, a 12.9% decrease from the $1.27 billion of gross loans outstanding as of September 30, 2019. This is compared to a 13.1% increase for the comparable period ended September 30, 2019. Gross loans increased during fiscal Q2 2021 by 3.9% sequentially over fiscal Q1 2021 as customer demand stabilized.

Our customer base decreased by 21.3% year-over-year as of September 30, 2020, compared to 11.8% growth for the twelve months ended September 30, 2019. Excluding the direct impact of portfolio acquisitions, the customer base decreased 17.4% year-over-year as of September 30, 2020, compared to 7.2% growth for the twelve months ended September 30, 2019. During the quarter ended September 30, 2020, the number of unique borrowers in the portfolio decreased by 3.7% compared to an increase of 4.8% during the quarter ended September 30, 2019.

Fiscal Q2 2021 refinance loan volume decreased 19.7% during the quarter versus the same quarter of the prior year. Refinance loan volume is in-line with the 21.3% reduction in the customer base year-over-year and an improvement, sequentially, from a 34.2% decrease in refinance loan volume year-over-year in fiscal Q1 2021. For comparison, fiscal Q2 2020, year-over-year refinance loan volume increased 12.1%. Former customer loan volume in fiscal Q2 2021 increased 2.3% year-over-year, compared sequentially to a 58.1% year over year decrease during fiscal Q1 2021. The former customer loan volume fiscal Q2 2020 year-over-year comparison is a 4.9% increase. New customer loan volumes in fiscal Q2 2021 decreased 46.9% over the same quarter of the prior year, compared sequentially to a 74.1% year-over-year decrease in fiscal Q1 2021. The new customer loan volume fiscal Q2 2020 year-over-year comparison is a 3.6% increase.

As of September 30, 2020, we had 1,232 branches open. For branches open throughout both quarterly periods, same store gross loans decreased 12.7% in the twelve months ended September 30, 2020, compared to a 11.3% increase for the same period ended September 30, 2019. For branches open throughout both quarterly periods, the customer base on September 30, 2020, decreased 21.5% year-over-year compared to a 9.3% increase for the twelve months ended September 30, 2019.

Three-month financial results

Net income for the second quarter of fiscal 2021 increased by $10.9 million, or 433.1%, to $13.4 million compared to $2.5 million for the same quarter of the prior year. Net income per diluted share increased 538.0% to $1.96 per share in the second quarter of fiscal 2021 when compared to $0.31 per share for the same quarter of the prior year.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 460,120 shares of its common stock on the open market at an aggregate purchase price of approximately $43.2 million during the second quarter of fiscal 2021. This follows a repurchase of 326,298 shares in the first quarter of fiscal 2021 at an aggregate purchase price of approximately $19.5 million and the repurchase of 1,520,679 shares in fiscal 2020 at an aggregate purchase price of approximately $197.4 million. The Company had approximately 6.3 million common shares outstanding excluding approximately 0.7 million unvested restricted shares as of September 30, 2020.

Total revenues for the second quarter of fiscal 2021 decreased to $124.4 million, a 12.1% decrease from the $141.6 million reported for the same quarter of the prior year. The revenues from the 1,203 branches open throughout both quarterly periods decreased by 14.3%. Interest and fee income declined 13.6%, from $126.1 million in the second quarter of fiscal 2020 to $108.9 million in the second quarter of fiscal 2021, primarily due to a decrease in average earning loans. Insurance and other income increased by 0.5% to $15.6 million in the second quarter of fiscal 2021 compared to $15.5 million in the second quarter of fiscal 2020. Other income increased by $1.9 million, $0.7 million of which was due to higher tax preparation revenue as a result of an extended tax season. The Company also recorded a gain on company owned life insurance of $1.1 million due to the death of a former executive. Insurance revenue decreased due to lower loan volume during the quarter.

Accounts 61 days or more past due decreased to 4.5% on a recency basis at September 30, 2020, compared to 6.4% at September 30, 2019, and 5.7% at June 30, 2020. Total delinquency on a recency basis decreased to 7.6% at September 30, 2020, compared to 10.7% at September 30, 2019, and 8.3% at June 30, 2020. Our allowance for loan losses compared to net loans was 13.4% at September 30, 2020, compared to 10.8% at September 30, 2019, and 14.2% at June 30, 2020.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The provision for loan losses decreased $26.9 million, or 50.7%, to $26.1 million from $53.0 million when comparing the second quarter of fiscal 2021 to the second quarter of fiscal 2020. The provision decreased during the quarter due primarily to a $9.7 million decrease in net charge-offs as well as an improvement in delinquency. Net charge-offs as a percentage of average net loans on an annualized basis decreased from 16.8% in the second quarter of fiscal 2020 to 14.5% in the second quarter of fiscal 2021. Loans that were 90 days recency past due decreased $11.8 million during the quarter compared to a $7.0 million increase in the second fiscal quarter of the prior year. We are experiencing lower losses on loans that were in the portfolio as of April 1, 2020, than initially predicted under our CECL methodology. Approximately 78% of the loans in the portfolio as of April 1, 2020, are no longer in the portfolio as of September 30, 2020, as a result of pay-off, charge-off, or refinance. Despite the positive performance of the portfolio to date, we have increased the expected future losses on originations during the fiscal year due to the continuing high level of unemployment claims.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid growth of the portfolio during the prior two years, primarily in new customers, the gross loan balance declined in the first half of 2021 as a result of the ongoing pandemic and its affect on the overall economy. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
09/30/2015	$310,107,929	$756,622,104	$1,066,730,033
09/30/2016	$273,189,656	$718,891,904	$992,081,560
09/30/2017	$291,973,107	$731,951,643	$1,023,924,750
09/30/2018	$359,527,657	$767,262,482	$1,126,790,139
09/30/2019	$456,470,161	$817,738,336	$1,274,208,497
09/30/2020	$363,394,115	$746,030,781	$1,109,424,896

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
09/30/2015	$(20,293,101)	$3,512,257	$(16,780,844)
09/30/2016	$(36,918,274)	$(37,730,200)	$(74,648,474)
09/30/2017	$18,783,451	$13,059,739	$31,843,190
09/30/2018	$67,554,550	$35,310,839	$102,865,389
09/30/2019	$96,942,504	$50,475,854	$147,418,358
09/30/2020	$(93,076,046)	$(71,707,555)	$(164,783,601)

Portfolio Mix by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years
9/30/2015	29.1%	70.9%
9/30/2016	27.5%	72.5%
9/30/2017	28.5%	71.5%
9/30/2018	31.9%	68.1%
9/30/2019	35.8%	64.2%
9/30/2020	32.8%	67.2%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent 12 months divided by the starting gross loan balance) indexed to the September 30, 2016, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 9/30/2016 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
9/30/2015	1.71	0.91	1.14
9/30/2016	1.52	0.80	1.00
9/30/2017	1.53	0.75	0.97
9/30/2018	1.66	0.75	1.04
9/30/2019	1.74	0.78	1.12

We continue to see that the increase in overall charge-off rate is primarily due to the elevated weighting of the lower tenure portion of the portfolio, while the charge-off rates within the tenure buckets are within historical norms. We continue to expect the long-term value of these newly added customers to exceed our investment return threshold.

General and administrative (“G&A”) expenses decreased $3.2 million, or 4.0%, to $75.3 million in the second quarter of fiscal 2021 compared to $78.5 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 55.4% during the second quarter of fiscal 2020 to 60.5% during the second quarter of fiscal 2021. G&A expenses per average open branch decreased by 5.0% when comparing the two fiscal quarters.

Personnel expense decreased $2.8 million, or 5.6%, during the second quarter of fiscal 2021 as compared to the second quarter of fiscal 2020. Salary expense decreased approximately $1.9 million, or 6.1%, when comparing the two quarterly periods ended September 30, 2020 and 2019. Our headcount as of September 30, 2020, decreased 10.2% compared to September 30, 2019. Benefit expense decreased approximately $0.9 million, or 9.3%, when comparing the quarterly periods ended September 30, 2020 and 2019, primarily as a result of decreased health insurance claims. Incentive expense decreased $1.6 million due to a decrease in share based compensation partially offset by an increase in bonuses paid to branch employees. The Company deferred $1.7 million less in origination costs under ASC 310, when comparing year over year, due to lower originations during the quarter which increased personnel costs.

Advertising expense decreased $1.0 million during the quarter. The Company anticipated lower demand as a result of COVID-19 during the quarter and reduced our marketing spend.

Interest expense for the quarter ended September 30, 2020, decreased by $0.4 million, or 6.9%, from the corresponding quarter of the previous year. The decrease in interest expense is due to a 9.3% decrease in the average debt outstanding, from $419.8 million to $380.7 million for the quarters ended September 30, 2019 and 2020, respectively. The Company’s debt to equity ratio decreased to 1.2:1 at September 30, 2020, from 1.3:1 at September 30, 2019. The Company had outstanding debt of $424.9 million as of September 30, 2020.

The Company has generated approximately $174.6 million in free cash flow over the last twelve months.

Other key return ratios for the second quarter of fiscal 2021 included a 4.4% return on average assets and a return on average equity of 11.3% (both on a trailing 12-month basis).

Six-month results

Net income for the six-months ended September 30, 2020, increased $17.8 million to $28.9 million compared to $11.1 million for the same period of the prior year. This resulted in net income of $4.20 per diluted share for the six months ended September 30, 2020, compared to $1.30 per diluted share in the prior year period. Total revenues in the US for the first six-months of fiscal 2021 decreased 11.3% to $248.3 million compared to $280.0 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans decreased from 16.6% during the first six-months of fiscal 2020 to 16.4% for the first six-months of fiscal 2021.

Resolution of Mexico Investigation

As previously disclosed, we retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focused on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the U.S. Securities and Exchange Commission ("SEC") and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. On August 6, 2020, the Company announced that it reached resolution with both the SEC and the DOJ regarding allegations primarily involving the Company’s former subsidiary in Mexico.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of its internal liquidity assessments, the Company considers free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net funding/repayment of loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities.

Free cash flow is commonly used by investors as an additional measure of cash generated by business operations that may be used to repay debt, may be available to invest in future growth through new business development activities or acquisitions, or repurchase stock. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow:

Twelve months ended September 30,
2020

Net cash provided by operating activities (1)	$219,146,780
Net cash used in investing activities:
Increase in loans receivable, net	(33,703,548)
Purchases of property and equipment	(10,904,802)
Free cash flow	174,538,430

(1) As previously disclosed, the Company paid $21.7 million in disgorgement, prejudgment interest, and civil penalties during the second quarter of fiscal 2021 to resolve an investigation into its former Mexico operations.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and helps them achieve their financial goals. In its last fiscal year, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/38109. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic; recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; the outcome of, or developments related to, our investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of such matters, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our investigation or the SEC's formal order of investigation; the sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019
Revenues:
Interest and fee income	$108,886	$126,091	$218,746	$249,001
Insurance income, net and other income	15,555	15,482	29,562	31,014
Total revenues	124,441	141,573	248,308	280,015

Expenses:
Provision for loan losses	26,090	52,968	51,751	94,259
General and administrative expenses:
Personnel	46,833	49,611	91,455	102,070
Occupancy and equipment	13,515	13,554	26,697	26,911
Advertising	5,256	6,270	7,868	12,380
Amortization of intangible assets	1,286	1,258	2,668	2,213
Other	8,402	7,759	18,213	16,655
Total general and administrative expenses	75,292	78,452	146,901	160,229

Interest expense	5,893	6,328	11,455	10,731
Total expenses	107,275	137,748	210,107	265,219

Income before income taxes	17,166	3,825	38,201	14,796

Income taxes	3,767	1,312	9,293	3,674

Net income	$13,399	$2,513	$28,908	$11,122

Net income per common share, diluted	$1.96	$0.31	$4.20	$1.30

Weighted average diluted shares outstanding	6,853	8,202	6,890	8,532

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30, 2020	March 31, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$13,988	$11,619	$10,225
Gross loans receivable	1,109,366	1,209,871	1,274,147
Less:
Unearned interest, insurance and fees	(289,700)	(308,980)	(334,327)
Allowance for loan losses	(109,601)	(96,488)	(101,469)
Loans receivable, net	710,065	804,403	838,351
Right-of-use asset	95,335	101,687	119,403
Property and equipment, net	25,910	24,761	27,076
Deferred income taxes, net	29,425	23,258	30,192
Other assets, net	26,123	28,548	24,833
Goodwill	7,371	7,371	7,262
Intangible assets, net	22,930	24,448	27,449
Assets held for sale	1,144	3,991	—
Total assets	$932,291	$1,030,086	$1,084,791

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$424,900	$451,100	$518,831
Income taxes payable	4,723	4,965	10,757
Lease liability	96,482	102,759	120,130
Accounts payable and accrued expenses	38,911	59,299	41,835
Total liabilities	565,016	618,123	691,553

Shareholders' equity	367,275	411,963	393,238
Total liabilities and shareholders' equity	$932,291	$1,030,086	$1,084,791

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS
(unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019

Gross loans receivable	$1,109,366	$1,274,147	$1,109,366	$1,274,147
Average gross loans receivable (1)	1,088,191	1,253,249	1,105,573	1,212,281
Net loans receivable (2)	819,666	939,820	819,666	939,820
Average net loans receivable (3)	805,227	923,046	821,740	894,935

Expenses as a percentage of total revenue:
Provision for loan losses	21.0%	37.4%	20.8%	33.7%
General and administrative	60.5%	55.4%	59.2%	57.2%
Interest expense	4.7%	4.5%	4.6%	3.8%
Operating income as a % of total revenue (4)	18.5%	7.2%	20.0%	9.1%

Loan volume (5)	647,024	729,775	1,110,507	1,481,923

Net charge-offs as percent of average net loans receivable on an annualized basis	14.5%	16.8%	16.4%	16.6%

Return on average assets (trailing 12 months)	4.4%	6.1%	4.4%	6.1%

Return on average equity (trailing 12 months)	11.3%	10.8%	11.3%	10.8%

Branches opened or acquired (merged or closed), net	(8)	16	(11)	41

Branches open (at period end)	1,232	1,234	1,232	1,234

(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.
(5) Loan volume includes all loans generated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800